Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Health Sciences Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and receiving a consent of the majority of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “V” so that, as amended, said Article shall be and read as follows:

“Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be Three Hundred Million (300,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated, “Common Stock” and “Preferred Stock.” The Corporation shall be authorized to issue Two Hundred Eighty Million (280,000,000) shares of Common Stock, each share to have a par value of $0.001 per share, and Twenty Million (20,000,000) shares of Preferred Stock, each share to have a par value of $0.001 per share. The Preferred Stock may be issued from time to time in one or more series. The first series shall be designated “Series A Preferred Stock” and shall consist of 2,352,948 shares, the second series shall be designated “Series B Preferred Stock” and shall consisted of 130 shares, and the third series shall be designated “Series C Preferred Stock” and shall consist of 7,500 shares. The rights, preferences, qualifications and privileges of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are set forth in ARTICLES VI, VII and VIII, respectively.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of stockholders of said corporation was duly received in accordance with Section 228 of the General Corporation Law of the State of Delaware upon which the necessary number of shares as required by statute constituted a majority of the capital stock outstanding.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of January, 2007.

By: /s/ Fred E. Tannous

Title:  Co-Chairman, CFO & Secretary

Name: Fred E. Tannous